EXHIBIT 99.1


FOR IMMEDIATE RELEASE:

CONTACT:	Marty E. Adams
            Chief Executive Officer
            Sky Financial Group, Inc.
            (330) 679-0175

            Edward J. Reiter
            Interim Chairman
            Sky Financial Group, Inc.
            (419) 327-6300


            MARTY E. ADAMS NAMED CEO OF SKY FINANCIAL GROUP, INC.,

                  EDWARD J. REITER NAMED INTERIM CHAIRMAN;

                    SHARE BUYBACK PROGRAM REAUTHORIZED;

                        10% STOCK DIVIDEND DECLARED

September 24, 1999 (Bowling Green, Ohio; NASDAQ: SKYF) Sky Financial Group, Inc. announced today that its Board of Directors has appointed Marty E. Adams to the position of Chief Executive Officer and Edward J. Reiter to the position of Interim Chairman, each by the unanimous vote of the Company's Board of Directors.

David R. Francisco announced his retirement as Chairman and Chief Executive
Officer of Sky Financial Group, Inc.   Mr. Francisco's banking career began
in 1970 at First National Bank Northwest Ohio in Bryan, Ohio, where he served as President and CEO. He became President and COO of Mid Am, Inc. in connection with First National's 1988 merger with Mid American National Bank & Trust Co., and most recently served as Chairman and CEO of Sky Financial Group, Inc. During his distinguished career, Mr. Francisco saw the bank grow from $11 million in assets and eleven employees at First National to over $7 billion in assets and approximately 3,000 employees at Sky Financial.
Mr. Adams was designated as Mr. Francisco's successor in the 1998 merger-of-equals transaction which formed Sky Financial Group, Inc.

"The Board has a great deal of confidence in the ability of Marty Adams to capitalize on our successes and lead the Company into the 21st century" stated Mr. Reiter.

Mr. Adams' previously served for 11 years as President and CEO of Citizens Bancshares, Inc., the merger partner with Mid Am, Inc. to form Sky Financial Group, Inc. He holds both a B.S. and an M.B.A degree as well as several graduate degrees in banking. Mr. Adams' extensive experience includes all aspects of financial institution operations, and he is widely regarded as a disciplined banker with an exceptional track record for producing high shareholder returns. Mr. Reiter previously served as Chairman and CEO of Mid Am, Inc. and its predecessor for 34 years, and contributes strong leadership and external relations.

Mr. Adams' commented, "We're right on track with our aggressive business plans, and our team is well positioned to deliver the superior operating performance which our shareholders have come to expect."

In other action, the Company's Board declared a 10% stock dividend on its common stock, payable November 1, 1999 to shareholders of record October 15, 1999. Sky Financial, through its constituent companies, has declared a 10% stock dividend in each of the last five years.

In addition, Sky Financial announced that the Board of Directors has reauthorized its common stock repurchase plan, through which the company may repurchase up to 3.5 million in shares of Sky Financial common stock over a twelve month period in the open market or in privately negotiated transactions. This action represents a continuation of the Company's program in which shares are repurchased for use in future stock dividends and for use in its stock option plans.

The Company further announced that its acquisition of Mahoning National Bancorp, Inc. will close September 30, 1999, earlier than anticipated. Mahoning National will be the third merger completed by Sky Financial during the third quarter of this year, following Wood Bancorp, Inc., in July, and First Western Bancorp, Inc., in August. By closing in the third quarter, the Mahoning National merger is expected to reduce Sky Financial's operating earnings for the quarter by approximately $.01 per diluted share, as a result of combining its earnings through the use of pooling-of-interests accounting. The Company plans to complete the systems conversions and integration of Mahoning National Bank of Youngstown early in the first quarter of 2000.

As a result, non-recurring charges in the third quarter are expected to total approximately $42.5 million after-tax, or $.59 per diluted share. These after-tax charges include $39.7 million related to the mergers and $2.8 million for contractual payments related to the changes in executive management. The merger-related after-tax charges include $4.6 million for Mahoning National, $3.5 million for Wood Bancorp and $31.6 million for First Western, which were approximately $8 million less than originally expected. Approximately one-half of the First Western charges represent non-cash charges. The Company also expects an additional $2.8 million non-recurring after-tax charge in the fourth quarter of this year related to the integration of Mahoning National Bank of Youngstown.

The closing of the Mahoning National transaction represents the completion of all pending mergers. Mr. Adams stated, "We are extremely proud of our employees in accomplishing our mergers ahead of schedule. Their hard work has enabled Sky Financial to nearly double the size of our company since it was formed a year ago, while increasing core earnings per share by 27%.
The completion of the Mahoning National transaction will enable us to focus even more intensely on revenue growth, customer service and additional efficiencies."

Sky Financial Group, Inc. is a diversified financial services holding company headquartered in Bowling Green, Ohio. The Company's banking affiliates include Mid Am Bank, Toledo, Ohio; Sky Bank, Salineville, Ohio; and The Ohio Bank, Findlay, Ohio. The Company also operates a wide range of financial service affiliates which complement its core banking business. Thomas
J. O'Shane, Senior Executive Vice President of Sky Financial, will assume oversight responsibilities for several of the Company's financial services affiliates.


*****

The information contained in this press release contains forward-looking statements regarding expected future financial performance which are not historical facts and which involve risks and uncertainties. Actual results and performance could differ materially from those contemplated by these forward-looking statements, including but not limited to non-recurring charges and the closing of the Mahoning National transaction.

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